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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

         Dan Martin                             Linda Capcara
         Director Investor Relations            Group Manager
         ON Semiconductor                       Brodeur Worldwide
         602-244-4905                           602-954-0044
         dan.martin@onsemi.com                  lcapcara@brodeur.com

                ON SEMICONDUCTOR(TM) COMPLETES THE ACQUISITION OF
                              CHERRY SEMICONDUCTOR

Phoenix, AZ, April 4, 2000 - ON Semiconductor(TM) today announced that it has successfully completed the acquisition of the Cherry Corporation's (NASDAQ:
CHER) semiconductor subsidiary for $250 million. The Cherry Semiconductor unit will be integrated with ON Semiconductor.

"We welcome the employees of Cherry Semiconductor to the ON Semiconductor team," said Steve Hanson, Chief Executive Officer and President of ON Semiconductor. "Together we can provide an even higher level of support to wireless, automotive and computer customers with our combined engineering expertise and power management product portfolio."

The purchase includes all of the worldwide business and assets of Cherry Semiconductor. The Cherry Semiconductor plant in Greenwich, Rhode Island will operate as an essential part of the growth strategy in power management of ON Semiconductor's analog business. Activity has been initiated to integrate Cherry Semiconductor personnel into ON Semiconductor including sales, applications and design engineers in the US, Europe and Asia.

Cherry Semiconductor's portfolio consists of analog integrated circuit (IC) solutions for the power management and automotive markets. The addition of Cherry Semiconductor's sales of approximately $130 million with ON Semiconductor's reported pro forma net product revenues of $1.62 billion combine to equal approximately $1.75 billion in sales in 1999. The Cherry Semiconductor acquisition was financed by ON Semiconductor with cash on hand, proceeds from our existing revolving credit facility, and an additional tranche under the company's senior secured bank facilities.

About ON Semiconductor

ON Semiconductor is one of the world's largest suppliers of analog, standard logic, and discrete semiconductors for data and power management, with shipments of approximately 19 billion units and net product revenue of over US$1.6 billion (pro forma) in 1999. ON Semiconductor's products include integrated circuits for high-bandwidth data applications, analog ICs for power

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management and low-voltage power transistors. In addition to using micropackaging technology across all product families, ON Semiconductor offers the largest selection of discrete semiconductors in a variety of surface mount and standard packages. These semiconductors turn on and connect digital electronic products to our world. ON Semiconductor(TM) is the trade name of SCG Holding Corporation's affiliate, Semiconductor Components Industries, LLC.

                                http://onsemi.com

Some statements contained in this press release may be forward looking statements, subject to risks and uncertainties that could cause ON Semiconductor's actual results and financial position to differ materially from those statements. These risks and uncertainties include, but are not limited to, the cyclical nature of the semiconductor industry, fluctuations in our quarterly operating results, new product development and technological change, competition in our industry, and the ability of the combined companies to integrate the transaction and realize the synergies expected as a result of the acquisition. Investors should also consult the Company's publicly available Securities and Exchange Commission filings for additional information about these and other risks and uncertainties. The Company assumes no obligation to update forward looking statements to reflect actual results or changed assumptions or other factors.

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